News Release



                            VINA TECHNOLOGIES ADOPTS
                             STOCKHOLDER RIGHTS PLAN



NEWARK, Calif. - July 25, 2001 - VINA Technologies (Nasdaq: VINA), a leading provider of multiservice broadband access solutions, today announced that its Board of Directors has adopted a Stockholder Rights Plan. Under the Rights Plan, Rights will be distributed as a dividend at the rate of one Right for each share of VINA common stock, held by shareholders of record as of the close of business on August 6, 2001.

The Rights Plan is designed to enable all VINA shareholders to realize the full value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire VINA. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics.

The Rights will be distributed as a non-taxable dividend and will expire ten years from the date of adoption of the Rights Plan. The Rights will be exercisable only if a person or group acquires 20 percent or more of VINA's common stock, subject to certain exceptions set forth in the Rights Plan. If a person acquires 20 percent or more of VINA's common stock while the Rights Plan remains in place, all Rights holders, except the buyer, will be entitled to acquire VINA common stock at a discount. The effect will be to discourage acquisitions of 20 percent or more of VINA's common stock in the absence of negotiations with the Board.

The Rights will trade with VINA's common stock unless and until they are separated upon the occurrence of certain future events. VINA's Board of Directors may terminate the Rights Plan at any time or redeem the Rights prior to the time a person acquires 20 percent or more of VINA's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all shareholders following the record date, and a copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.

About VINA Technologies

VINA creates broadband access solutions that allow communications service providers to extend the benefits of their core network technology to the technologically underserved edge of the network. By converging voice and data on existing network infrastructures, service providers can quickly implement new value-added services, reduce operational costs and increase their revenue opportunities. With VINA solutions, service providers can protect their investment in existing networks while migrating from ciruit-switched to packet-switched communications. VINA solutions are protocol-independent enabling customers to migrate from existing technologies, such as TDM, to emerging technologies, such as ATM or IP, on one open, scalable platform.

                                    - more -

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For more information  about VINA  Technologies,  Inc., visit  www.vina-tech.com.
VINA Technologies' headquarters is located at 39745 Eureka Drive, Newark, CA 94560; telephone: 888-774-VINA.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the `safe harbor" provisions of the Private Securities Litigation Reform Act of
1995. Such statements include, without limitation, statements regarding the anticipated benefits and expected consequences of the Rights Plan. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see VINA's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and its Annual Report on Form 10-K for the year ended December 31, 2000. These forward-looking statements speak only as of the date hereof. VINA disclaims any intent or obligation to update these forward-looking statements.

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Contact:
Stanley E. Kazmierczak
Chief Financial Officer
VINA Technologies
510.492.0800